Filed Pursuant to Rule 424(b)(7)

Registration No. 333-148030

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED DECEMBER 12, 2007)

$500,000,000

AMG Capital Trust II

5.15% Convertible Trust Preferred Securities

(liquidation amount $50.00 per security)

guaranteed to the extent described herein by,

and convertible into the common stock of,

Affiliated Managers Group, Inc.

                This document supplements the prospectus dated December 12, 2007 (the “Prospectus”) relating to resales by selling securityholders of the securities described in the Prospectus.

                This Prospectus Supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements thereto.

                Investing in these securities involves risk.  See “Risk Factors” beginning on page 10 of the Prospectus.

                Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

                The information in the table appearing under the heading “Selling Securityholders,” beginning on page 80 of the Prospectus, is hereby amended by adding the information below with respect to securityholders not previously listed in the Prospectus (including in any amendments or supplements thereto), and with respect to securityholders previously listed in the Prospectus (including in any amendments or supplements thereto), by superseding the information about such securityholder with the information in the table below:

SELLING SECURITYHOLDERS

Selling Securityholder	Number of Trust Preferred Securities Owned and Offered

Acuity Master Fund Ltd.	92,200

Agamas Continuum Master Fund, Ltd.	65,000

Castlegrove Global Micro Fund L.P.	200,000

Concordia Institutional Multi-Strategy Ltd.	37,500

Concordia MAC29 Ltd.	37,500

Concordia Partners	75,000

Cura Compass Master Fund, Ltd.	30,000

D.E. Shaw Valence Portfolios, L.L.C.	440,000

Dow Employees Pension Plan	9,760

Equity Overlay Fund LLC	35,000

Goldman, Sachs & Co.	202,900

Lyxor/Acuity Fund Ltd.	94,500

Morgan Stanley & Co. Incorporated	3,000

Qwest Occupational Health Trust	760

Qwest Pension Trust	26,330

Redbourn Partners Ltd.	215,000

S.A.C. Arbitrage Fund, LLC	700,000

Satellite Convertible Arbitrage Master Fund LLC	170,000

Silvercreek Limited Partnership	63,625

Silvercreek II Limited	11,375

Van Kampen Harbor Fund	105,000

Virginia Retirement System	66,200

Wells Fargo & Company	350,000

Zazove Convertible Securities Fund, Inc.	9,450

The date of this prospectus supplement is January 17, 2008.